Aflac Incorporated Form 8-K
EXHIBIT 99.1

AFLAC INCORPORATED ANNOUNCES SECOND QUARTER RESULTS,
RAISES AFLAC JAPAN SALES OUTLOOK,
AFFIRMS 2012 AND 2013 OPERATING EPS TARGETS,
DECLARES THIRD QUARTER CASH DIVIDEND

COLUMBUS, Georgia - July 24, 2012 - Aflac Incorporated today reported its second quarter results.

Reflecting the benefit from a stronger yen/dollar exchange rate, total revenues rose 16.0% to $5.9 billion in the second quarter of 2012, compared with $5.1 billion in the second quarter of 2011. Net earnings were $483 million, or $1.03 per diluted share, compared with $274 million, or $.58 per share, a year ago.

Throughout this document, certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

Net earnings in the second quarter of 2012 included after-tax realized investment losses, net of realized investment gains, of $272 million, or $.58 per diluted share, compared with after-tax net losses of $453 million, or $.96 per diluted share, in the second quarter of 2011. After-tax net realized investment losses from sales and redemptions of securities in the quarter were $5 million, or $.01 per diluted share. After-tax realized investment losses from impairments in the quarter were $223 million, or $.48 per diluted share. These losses primarily resulted from impairments taken on securities issued by Bankia and Generalitat de Catalunya. Additionally, the company further impaired several securities that had previously been impaired in the fourth quarter 2011. After-tax net realized investment losses from derivatives in the quarter were $44 million, or $.09 per diluted share.

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company's underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as nonrecurring items. Aflac's derivative activities include foreign currency, interest rate and credit default swaps in variable interest entities that are consolidated and foreign currency swaps associated with the company's senior notes. Management uses operating earnings to evaluate the financial performance of Aflac's insurance operations because realized gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as nonrecurring items, tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac's insurance operations.

Furthermore, because a significant portion of Aflac's business is in Japan, where the functional currency is the yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan's yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for a limited number of transactions, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency as a financial reporting issue and not as an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac's financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

Operating earnings in the second quarter were $755 million, compared with $727 million in the second quarter of 2011. Operating earnings per diluted share rose 3.9% to $1.61 in the quarter, compared with $1.55 a year ago.

The stronger yen/dollar exchange rate increased operating earnings per diluted share by $.01 during the quarter. Excluding the impact from the stronger yen, operating earnings per share increased 3.2%.

Results for the first six months of 2012 also benefited from a stronger yen. Total revenues were up 19.0% to $12.1 billion, compared with $10.2 billion in the first half of 2011. Net earnings were $1.3 billion, or $2.71 per diluted share, compared with $663 million, or $1.41 per diluted share, for the first six months of 2011. Operating earnings for the first half of 2012 were $1.6 billion, or $3.35 per diluted share, compared with $1.5 billion, or $3.17 per diluted share, in 2011. Excluding the benefit of $.06 per share from the stronger yen, operating earnings per diluted share rose 3.8% for the first six months of 2012.

Reflecting the benefit from a stronger yen/dollar exchange rate, total investments and cash at the end of June 2012 were $109.3 billion, compared with $103.1 billion at March 31, 2012.

Shareholders' equity was $14.2 billion at June 30, 2012, compared with $13.6 billion at March 31, 2012. Shareholders' equity at the end of the second quarter included a net unrealized gain on investment securities and derivatives of $1.5 billion, compared with a net unrealized gain of $1.4 billion at the end of March 2012. Shareholders' equity per share was $30.37 at June 30, 2012, compared with $29.19 per share at March 31, 2012. The annualized return on average shareholders' equity in the second quarter was 13.9%. On an operating basis (excluding realized investment losses and the impact of derivative gains/losses on net earnings, and unrealized investment and derivative gains/losses in shareholders' equity), the annualized return on average shareholders' equity was 24.0% for the second quarter.

AFLAC JAPAN

Aflac Japan's total revenues in yen were up 9.2% in the second quarter of 2012. Premium income in yen rose 9.7%, benefiting from strong sales of WAYS, Aflac Japan's unique hybrid whole-life product. Net investment income increased 6.9%. The pretax operating profit margin decreased from the second quarter of 2011, declining from 20.9% to 19.6%, reflecting a higher benefit ratio partially offset by a lower expense ratio. Pretax operating earnings in yen increased 2.4%. For the first half of the year, premium income in yen increased 8.8%, and net investment income rose 7.8%. Total revenues in yen were up 8.5%, and pretax operating earnings grew 2.8%.

The average yen/dollar exchange rate in the second quarter of 2012 was 80.19, or 1.7% stronger than the average rate of 81.57 in the second quarter of 2011. For the first six months, the average exchange rate was 79.88, or 2.6% stronger than the rate of 81.95 a year ago. Aflac Japan's growth rates in dollar terms for the second quarter and first six months were magnified as a result of the stronger average yen/dollar exchange rates.

Reflecting the stronger yen, premium income in dollars rose 11.8% to $4.2 billion in the second quarter. Net investment income was up 8.6% to $691 million. Total revenues increased 11.2% to $4.9 billion. Pretax operating earnings rose 4.2% to $964 million. For the first six months, premium income was $8.4 billion, or 11.9% higher than a year ago. Net investment income rose 10.6% to $1.4 billion. Total revenues were up 11.6% to $9.8 billion. Pretax operating earnings were $2.0 billion, or 5.5% higher than a year ago.

Aflac Japan again produced significant sales growth in the quarter. New annualized premium sales rose 47.4% to a record ¥53.2 billion in the second quarter of 2012. In dollar terms, new annualized premium sales were $664 million. Bank channel sales were again very strong, generating ¥24.7 billion in sales in the second quarter, an increase of 224.2% over the second quarter of 2011. Sales of WAYS increased 258.7% over the second quarter of 2011.

For the first six months of the year, new annualized premium sales were up 50.5% to ¥105.6 billion, or $1.3 billion.

AFLAC U.S.

Aflac U.S. total revenues rose 5.2% to $1.4 billion in the second quarter. Premium income increased 5.5% to $1.3 billion, and net investment income was up 3.6% to $153 million. The pretax operating profit margin expanded from 18.1% a year ago to 18.3%, primarily benefiting from a lower expense ratio. Pretax operating earnings were $258 million, an increase of 6.3% for the quarter. For the first six months, total revenues were up 5.2% to $2.8 billion and premium income rose 5.3% to $2.5 billion. Net investment income increased 4.5% to $304 million. Pretax operating earnings were $529 million, 7.2% higher than a year ago.

Aflac U.S. total new annualized premium sales increased 1.5% to $359 million. Persistency in the quarter improved to 76.6% from 75.2% a year ago. For the first half of the year, total new sales rose 3.0% to $709 million.

DIVIDEND

The board of directors declared the third quarter cash dividend. The third quarter dividend of $.33 per share is payable on September 4, 2012, to shareholders of record at the close of business on August 15, 2012.

OUTLOOK

Commenting on the company's second quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “We are pleased with our overall results in the second quarter of 2012. Aflac Japan had another strong quarter, continuing impressive sales momentum, especially through the bank channel. Aflac Japan's second quarter production set an all-time new annualized premium sales record for the fourth quarter in a row. I would also note that persistency remained strong. Facing difficult sales comparisons in the third and fourth quarter, we anticipate new annualized premium sales in the second half of the year will be flat to up 5%. However, combining this second half sales expectation with the tremendous results we produced in the first half of the year, we believe it is reasonable to expect an annual sales increase for 2012 of 22% to 25%.

“Aflac U.S. also generated positive second quarter results. While sales in the second quarter were slightly below our annual sales target, year-to-date results were in line with our annual sales target of a 3% to 8% increase. With the majority of our enrollments occurring in the fourth quarter, we expect sales results to improve. We're pleased that our distribution channels continue to benefit from our ability to offer both group and individual products. We remain focused on expanding our reach to employees at companies, large and small, and we have positioned our business for growth in the evolving health care environment. Additionally, we believe initiatives to improve servicing levels with current policyholders and payroll accounts have been successful. As such, these efforts have contributed to improved persistency with these customers.

“We continued to make progress with the transformation of our Global Investment Division. As we've said many times, we expected to see volatility in Europe, and that's exactly what we saw in the second quarter. Although our total realized losses in the second quarter were higher than the first quarter this year, they were significantly improved compared with the second quarter of 2011. While we still view Europe as an area of potential investment risk, I believe our portfolio is now better-positioned to accommodate market volatility. In the third quarter, we will begin investing in dollar-denominated, public fixed-income securities and currency hedges to yen. We believe this strategy will provide greater liquidity and overall flexibility for our portfolio and increase opportunities to diversify the investment of our significant cash flows beyond JGBs, with the objective of producing higher returns.

“We had another strong quarter with respect to our capital position. The strength of our capital ratios demonstrates our commitment to maintaining financial strength on behalf of our policyholders and bondholders, as well as our shareholders. As we have communicated over the past several years, a strong risk-based capital ratio remains a priority for us. Although we have not yet finalized our statutory financial statements, we estimate our RBC ratio was between 560% and 600% at the end of June, which is up from our year-end ratio of 493%. The significant increase in the ratio from year end is due to the first quarter 2012 implementation of a new statutory accounting standard for income taxes. As you know, our capital adequacy in Japan is principally measured by our solvency margin ratio. We expect that Aflac Japan's solvency margin ratio at the end of the second quarter remained at the high end of our 500% to 600% target.

“Overall, I look forward to another good year for Aflac, and I'm excited for the growth opportunities that lie ahead. With half of the year complete, we continue to believe we are well-positioned for another year of solid financial performance. I believe we've done a very good job in managing our operations, including expense control. As we've conveyed, focusing on investments is our top priority, and we are investing in initiatives to further our vision of building a world-class investment function. This initiative requires additional layers of complexity and resources with expenditures on IT, personnel, and processes. This is possible, in part, due to the first quarter receipt of a deferred coupon that allows us to accelerate the funding of this critical global initiative, while still achieving our operating earnings-per-share objective this year.

“I want to reaffirm that in 2012, we expect operating earnings per diluted share to increase in the range of 3% to 6%, excluding the impact of foreign currency. If the yen averages 80 for the full year it's likely operating earnings per diluted share will be $6.45 to $6.52 for the year, which is toward the lower end of the range, due to the continued low level of investment yields. Using that same exchange rate assumption, we would expect third quarter operating earnings to be $1.64 to $1.69 per diluted share. We believe that is reasonable and achievable. As I conveyed at our analyst meeting in May, for 2013, our target is to achieve growth in operating earnings per diluted share of 4% to 7%, excluding currency. This earnings objective assumes no significant impact on investment income from losses and no further meaningful decline in interest rates.

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For more than 55 years, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the number one provider of guaranteed-renewable insurance. In Japan, Aflac is the number one life insurance company in terms of individual policies in force. Aflac individual and group insurance products provide protection to more than 50 million people worldwide. 2012 marked the sixth consecutive year Aflac has been recognized by Ethisphere magazine as a World's Most Ethical Company. 2012 also marked the 14th year FORTUNE magazine recognized Aflac as one of the 100 Best Companies to Work For and the 11th time FORTUNE included Aflac on its list of Most Admired Companies. Aflac Incorporated is a FORTUNE 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com or espanol.aflac.com.

A copy of Aflac's Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com. Additionally on the website is a complete listing of Aflac's investment holdings in the financial sector, separate listings of the company's global holdings by region, and sovereign and financial investments in both perpetual and peripheral Eurozone securities.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Wednesday, July 25, 2012.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2012	2011	% Change
Total revenues	$5,902	$5,088	16.0%
Benefits and claims	3,763	3,310	13.7
Total acquisition and operating expenses	1,398	1,334	4.8
Earnings before income taxes	741	444	67.0
Income taxes	258	170
Net earnings	$483	$274	76.6%
Net earnings per share – basic	$1.04	$.59	76.3%
Net earnings per share – diluted	$1.03	$.58	77.6
Shares used to compute earnings per share (000):
Basic	466,788	466,498.1%
Diluted	468,590	469,752	(.2)%
Dividends paid per share	$.33	$.30	10.0%
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2012	2011	% Change
Total revenues	$12,142	$10,204	19.0%
Benefits and claims	7,409	6,532	13.4
Total acquisition and operating expenses	2,790	2,636	5.8
Earnings before income taxes	1,943	1,036	87.6
Income taxes	675	373
Net earnings	$1,268	$663	91.2%
Net earnings per share – basic	$2.72	$1.42	91.5%
Net earnings per share – diluted	$2.71	$1.41	92.2
Shares used to compute earnings per share (000):
Basic	466,337	467,317	(.2)%
Diluted	468,561	470,990	(.5)
Dividends paid per share	$.66	$.60	10.0%
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

JUNE 30,	2012	2011	% Change
Assets:
Total investments and cash	$109,255	$92,984	17.5%
Deferred policy acquisition costs	9,961	9,211	8.1
Other assets	2,993	3,220	(7.0)
Total assets	$122,209	$105,415	15.9%
Liabilities and shareholders’ equity:
Policy liabilities	$99,413	$86,366	15.1%
Notes payable	3,672	3,048	20.5
Other liabilities	4,908	4,549	7.9
Shareholders’ equity	14,216	11,452	24.1
Total liabilities and shareholders’ equity	$122,209	$105,415	15.9%
Shares outstanding at end of period (000)	468,110	467,067.2%
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2012	2011	% Change
Operating earnings	$755	$727	3.9%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(228)	(480)
Impact of derivative and hedging activities	(44)	27
Net earnings	$483	$274	76.6%
Operating earnings per diluted share	$1.61	$1.55	3.9%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(.49)	(1.03)
Impact of derivative and hedging activities	(.09)	.06
Net earnings per diluted share	$1.03	$.58	77.6%
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2012	2011	% Change
Operating earnings	$1,569	$1,493	5.1%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(310)	(838)
Impact of derivative and hedging activities	9	8
Net earnings	$1,268	$663	91.2%
Operating earnings per diluted share	$3.35	$3.17	5.7%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(.66)	(1.78)
Impact of derivative and hedging activities	.02	.02
Net earnings per diluted share	$2.71	$1.41	92.2%
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED JUNE 30, 2012	Including Currency Changes	Excluding Currency Changes[2]
Premium income	10.3%	8.8%
Net investment income	7.8	6.7
Total benefits and expenses	11.1	9.9
Operating earnings	3.9	3.0
Operating earnings per diluted share	3.9	3.2

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2012	Including Currency Changes	Excluding Currency Changes[2]
Premium income	10.4%	8.0%
Net investment income	9.4	7.8
Total benefits and expenses	11.2	9.0
Operating earnings	5.1	3.4
Operating earnings per diluted share	5.7	3.8

1	The numbers in this table are presented on an operating basis, as previously described.

2	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

2012 OPERATING EARNINGS PER SHARE SCENARIOS

Average Exchange Rate	Annual Operating EPS			% Growth Over 2011			Yen Impact
70	$7.06	-	7.25	12.6	-	15.6%	$.60
75	6.73	-	6.92	7.3	-	10.4	.27
79.75*	6.46	-	6.65	3.0	-	6.1	—
80	6.45	-	6.64	2.9	-	5.9	(.01)
85	6.21	-	6.40	(1.0)	-	2.1	(.25)
*Actual 2011 weighted-average exchange rate
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

FORWARD-LOOKING INFORMATION
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," "will," "assumes," "potential," "target" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; governmental actions for the purpose of stabilizing the financial markets; defaults and credit downgrades of securities in our investment portfolio; impairment of financial institutions; credit and other risks associated with Aflac's investment in perpetual securities; differing judgments applied to investment valuations; significant valuation judgments in determination of amount of impairments taken on our investments; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular single-issuer or sector; concentration of business in Japan; ongoing changes in our industry; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; deviations in actual experience from pricing and reserving assumptions; subsidiaries' ability to pay dividends to Aflac Incorporated; changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; decreases in our financial strength or debt ratings; ability to continue to develop and implement improvements in information technology systems; changes in U.S. and/or Japanese accounting standards; failure to comply with restrictions on patient privacy and information security; level and outcome of litigation; ability to effectively manage key executive succession; impact of the recent earthquake and tsunami natural disaster and related events at the nuclear plant in Japan and their aftermath; catastrophic events including, but not necessarily limited to, tornadoes, hurricanes, earthquakes, tsunamis, and damage incidental to such events; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact – Robin Y. Wilkey, 706.596.3264 or 800.235.2667, FAX: 706.324.6330, or rwilkey@aflac.com
Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com